1011 South Wolf Road
Wheeling, IL 60090 USA
PH: +1 877.536.2376
www.NAJet.net

80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

FOR IMMEDIATE RELEASE	CONTACT:	MedAire, Inc.
JILL DRAKE
480-333-3700

”Q” Air-Taxi VLJs from North American Jet Charter Group
to Include MedAire Products, Services

TEMPE, Ariz., JULY 10, 2007 – Senior-level executives purchasing a one-way or round-trip ticket from Wheeling, Ill.-based North American Jet’s revolutionary “Q” Air-Taxi service will get much more than just an affordable fare to their intended destination. They’ll have peace of mind while flying on a state-of-the-art, very light jet (VLJ) equipped with the latest in medical services provided by MedAire Inc., (ASX:MDE), a global provider of remote medical education, expertise and equipment.

Over the next year, North American Jet Charter Group, LLC will add a fleet of Eclipse 500 very light jets as part of their ”Q” Air-Taxi Service. The VLJs are the first fleet in the Chicagoland market as well as the first in the nation to include MedAire’s life-saving medical solutions. Pilots will have 24-hour access to emergency physicians, RN case managers and communication specialists working at MedAire’s MedLink Global Response Center.

Under the agreement, North American Jet’s VLJ fleet will carry a MedAire VLJ first aid kit designed to fit the compact jet’s three-passenger, two-pilot design. Also included is a Heartsine Samaritan Pad automated external defibrillator (AED) and CPR/AED pilot training.

“Designed for the ‘quintessential traveler’, our innovative “Q” Air-Taxi service has tremendous appeal because of the convenience, ease, productivity and value it delivers,” said Kenneth D. Ross, president of North American Jet Charter Group. “Our “Q” service has even more value knowing that our jets are equipped with MedAire’s life-saving equipment and that the crew is trained to handle in-flight medical emergencies. We expect other air taxi operators around the country will follow our lead in this safety arena.”

Since 2000, MedAire has supplied North American Jet’s fleet of medium-to-heavy jets with the MedLink ground-to-air medical service and medical kits. The new agreement extends MedAire’s solution to North American Jet’s rapidly-growing fleet of VLJs.

“We are thrilled to be part of this innovative new program for guests onboard North American Jet’s new VLJs,” said James A. Williams, MedAire CEO. “North American Jet has clearly made safety their top priority.”

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

About North American Jet Charter Group, LLC
Headquartered at Chicago Executive Airport in Wheeling, Ill., North American Jet Charter Group offers a rich complement of services to business jet owners and travelers. The company provides aircraft maintenance for both piston and turbine aircraft. In addition, the company offers aircraft charter and air-taxi services, aircraft management services (often serving as an owner’s flight department, scheduler, and maintenance coordinator), and aircraft acquisition consulting. The company is an acknowledged leader in the delivery of high-quality and safety-oriented aviation services. North American Jet can be found online at www.najet.net.

About MedAire Inc.
Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers. The company prepares its aviation and maritime clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, AZ, MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.